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               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                              One Financial Center
                           Boston, Massachusetts 02111

                                                              617-542-6000
                                                              617 542 2241 FAX



                                January 14, 2002

Epix Medical, Inc.
71 Rogers Street
Cambridge, MA 02142

Ladies and Gentlemen:

         We have acted as counsel to Epix Medical, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 and any amendments thereto (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, and Rule 462(b) promulgated thereunder, 556,098 shares (the "Shares") of the Company's common stock, $.01 par value per share. The Shares are to be sold pursuant to a Placement Agency Agreement (the "Placement Agency Agreement"), the form of which has been filed with the Commission. This opinion is being rendered in connection with the filing of the Registration Statement.

         In connection with this opinion, we have examined the Company's Restated Certificate of Incorporation, as amended, and By-Laws, as amended; the minutes of all pertinent meetings of stockholders and directors of the Company relating to the Registration Statement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued and delivered as contemplated by the Placement Agency Agreement and provided no stop order shall have been issued by the Commission relating thereto, will be, upon receipt of the payment therefore, validly and legally issued, fully paid and non-assessable.

         Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may


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hereafter come to our attention or changes in the law which may hereafter occur.

         We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                         Very truly yours,

                         /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                         Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.